Exhibit 10.1

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (this “Agreement”) is entered into as of August 21, 2020 (“Effective Date”) by and between ImmunityBio, Inc., a Delaware corporation, having a principal place of business at 9920 Jefferson Blvd., Culver City, California 90232 (“ImmunityBio”) and NantKwest, Inc., a Delaware corporation, having a principal place of business at 2040 E. Mariposa Ave. El Segundo, CA 90245 (“NantKwest”). ImmunityBio and NantKwest are each referred to herein by name or, individually, as a “Party” or, collectively, as “Parties.”

BACKGROUND

A.Each of ImmunityBio and NantKwest has rights in products that may be useful for preventing and/or treating infection with the SARS-CoV-2 virus, and related conditions, and desires to collaborate with the other to fund and pursue development of its products on the terms and conditions set forth in this Agreement.

B.To the extent development of an ImmunityBio product or NantKwest product is successful under this Agreement, NantKwest and ImmunityBio desire to collaborate in the manufacturing, marketing and commercialization of such products on the terms and conditions set forth in this Agreement and the Related Agreements (as defined below).

Now, therefore, in consideration of the premises and mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms shall have the following meanings when used in this Agreement, in addition to terms defined elsewhere in this Agreement:

1.1“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.2“Ad5 Vaccine Product” means ImmunityBio’s proprietary viral vector product consisting of an adenovirus type 5 virus that has been genetically modified to (i) deliver genetic material encoding one or more SARS-CoV-2 Antigens, and (ii) include E1, E2b, E3 deletions to circumvent immune clearance. For clarity, the Ad5 Vaccine Product shall include fusion S or fusion S and Nucleocapsid constructs.

1.3 “Affiliate” means, with respect to a specified party, any entity which controls, is controlled by or is under common control with the specified party, but only for so long as such control exists. For purposes of this definition, “control” means beneficial ownership of more than fifty percent (50%) (or if less in a jurisdiction, the maximum ownership interest allowed by law) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority). Notwithstanding anything to the contrary, ImmunityBio and Controlled Affiliates of Immunity Bio shall not be considered to be Affiliated with NantKwest or any Controlled Affiliates of NantKwest for purposes of this Agreement.

1.4“Budget” means, individually, the budget set forth in any Plan; and “Budgets” means any and all such budgets, collectively.

1.5“Calendar Quarter” means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

1.6“Calendar Year” means a period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.7 “CeNK Product” means NantKwest’s proprietary biological product consisting of an allogeneic population of ex-vivo culture-expanded human natural killer cells, which cells have been selected by pre-activation with IL-12, IL-15, and/or IL-18 to exhibit enhanced responsiveness to cytokine re-stimulation that include enhanced interferon-g production and cytotoxicity, cultured and expanded using GMP-In-A Box.

1.8“Change of Control” means, with respect to a Party, any transaction or series of related transactions that constitutes: (i) the sale, lease or other transfer of all or substantially all of such Party’s assets to an acquiring entity (or group of entities acting in concert); (ii) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which such Party is subject resulting in the exchange of the outstanding shares of such Party for securities or consideration issued, or caused to be issued, by an acquiring entity (or group acting in concert); or (iii) an acquiring entity (or group acting in concert) otherwise having obtained beneficial ownership of outstanding voting securities of such Party; unless in each of cases (i), (ii) and (iii) the stockholders of such Party as of the time immediately prior to the closing of such transaction or series of related transactions hold more than fifty percent (50%) of the voting control in the surviving entity in such transaction or its parent outstanding immediately after the closing of such transaction or series of transactions.

1.9“Clinical Trial” means any clinical trial involving administration of a Collaboration Product to a human subject performed following IND filing for such Collaboration Product for purposes of evaluating safety, efficacy, performance or other characteristic of such Collaboration Product in order to obtain Marketing Approval, including phase I, phase II, phase III and phase IV clinical trials in the United States and their foreign equivalents, and similar clinical studies performed after Marketing Approval which are conducted primarily to continue testing of the Collaboration Product to collect information about its safety and/or efficacy in broader or various populations, its long-term safety and the side effects associated with its long-term use, or its use in additional indications other than that for which Marketing Approval is initially granted.

1.10“Collaboration” means, individually and collectively, any and all activities performed by or on behalf of the Parties and their Affiliates during the term of this Agreement or a Related Agreement reasonably in connection with a Plan or a Related Agreement and directed to a Collaboration Product in the Field.

1.11“Collaboration Invention” means any invention conceived solely by employees or contractors of a Party or its Affiliate, or jointly by employees or contractors of each Party or its Affiliate, in each case in the course of performing the Collaboration, regardless of the identity of the inventor(s).

1.12 “Collaboration IP” means all Data, Technology, and Intellectual Property Rights (including Joint Patents) to the extent generated in the course of the Collaboration that: (i) with respect to the licenses granted by NantKwest to ImmunityBio under this Agreement, are Controlled at any time by NantKwest or its Affiliate; and (ii) with respect to the licenses granted by ImmunityBio to NantKwest under this Agreement, are Controlled at any time by ImmunityBio or its Affiliate. Notwithstanding anything to the contrary, Collaboration IP excludes all Patents to the extent having claims that are entitled to an effective filing date prior to the Effective Date and all other Patents to the extent claiming an invention that is not a Collaboration Invention.

1.13“Collaboration Product” means, individually, each ImmunityBio Product, each NantKwest Product, and each Combination Product; and “Collaboration Products” means any and all such products, collectively.

1.14“Combination Product” means a product in which Treatment of one or more SARS-CoV-2 Indications is achieved using a combination of (i) at least one NantKwest Product and (ii) at least one ImmunityBio Product.

1.15“Commercialization” means, with respect to a particular Collaboration Product, any and all processes and activities conducted to establish and maintain sales for such Collaboration Product in the Field, including offering for sale, selling (including activities supporting launch, reimbursement and patient access), marketing (including education, advertising activities, and engagement by sales personnel with key purchasing decision makers), promoting, storing, transporting, distributing, and importing such Collaboration Product, but shall exclude Research, Development and Manufacture. “Commercialize” and “Commercializing” shall have their correlative meanings.

1.16“Commercially Reasonable Efforts” means, with respect to a Party, a commitment by or on behalf of such Party of a level of resources, efforts and urgency to Research, Develop, Manufacture and Commercialize (as applicable) a Collaboration Product applied by such Party that is commensurate with those resources, efforts and urgency used in the biotechnology industry by a company of comparable size in connection with the research, development, manufacturing and commercialization of biotechnology products of a similar stage of product life, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety, efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors. For clarity, it is understood that Commercially Reasonable Efforts shall be evaluated on a country-by-country basis based on factors relevant to such country (including, size of market, availability and enforcement of market exclusivity (whether by Patent, regulatory exclusivity or otherwise), pricing strategies, likelihood of gray-market goods, applicable law, and likelihood of Marketing Approval) and is expected to change over time for particular jurisdictions, but shall not take into account (A) any other product such Party is then discovering, researching, developing, manufacturing or commercializing, alone or with one or more collaborators for or in such country or (B) the payments required to be made by such Party to the other Party pursuant to this Agreement.

1.17“Confidential Information” means information disclosed by or on behalf of a Party or its Affiliate to the other Party or its Affiliate, whether disclosed before, on or after the Effective Date, that (i) if disclosed in electronic, written, or other tangible form or medium, is marked “confidential” or “proprietary;” (ii) if disclosed orally or in other intangible form, is identified as confidential or proprietary when disclosed and summarized in a writing that is marked “confidential” or “proprietary” and delivered by the Disclosing Party to the Receiving Party within thirty (30) days after initial disclosure; or (iii) regardless of the form in which it is disclosed and whether or not marked or designated as such, due to the nature of its subject matter or the circumstances surrounding its disclosure, should reasonably be understood by the Receiving Party to be confidential or proprietary. Notwithstanding anything to the contrary, Confidential Information shall not include information that the Receiving Party can establish by competent evidence:

1.17.1was already known to the Receiving Party from a source other than the Disclosing Party at the time of its disclosure to the Receiving Party;

1.17.2was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.17.3became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

1.17.4was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who did not obtain the information directly or indirectly from the Disclosing Party or who had no obligation to the Disclosing Party not to disclose such information to others; or

1.17.5was independently developed by the Receiving Party without use of and without reference to Confidential Information obtained from the Disclosing Party.

1.18“Control” means, with respect to a particular Technology or Patent, possession at any time by the Party granting the applicable right or license under this Agreement of the power and authority to disclose and deliver the Technology to the other Party and to grant the right and license of the scope granted to such other Party in this Agreement without giving rise to: (i) a violation of any written agreement with any Third Party; or (ii) the granting Party being required to pay any royalties or other consideration to any Third Party that would not have been required had the right or license not been provided under this Agreement. “Controlled” and “Controlling” shall have their correlative meanings.

1.19“Controlled Affiliate” means, with respect to a specified party, an entity that is controlled (as defined in Section 1.3) by the specified party, only so long as such control exists.

1.20“Copyrights” means copyrights, copyright registrations, or any application therefor, in the U.S. or any foreign country, or any other right corresponding thereto throughout the world, including moral rights.

1.21“Data” means any and all preclinical data, clinical data (including investigator reports (both preliminary and final), other data, statistical analysis, expert opinions and reports, safety and other electronic databases); in each case to the extent concerning Treatment of a SARS-CoV-2 Indication in the Field and specifically directed to, or used or generated in, the Research or Development of a Collaboration Product.

1.22“Development” means, with respect to a Collaboration Product, any and all processes and activities conducted to obtain Marketing Approvals for such Collaboration Product in the Field in accordance with a Plan and Budget for the Collaboration Product, including IND enabling studies and all other activities conducted thereafter with respect to the Collaboration Product (or portion thereof), which may involve preclinical testing, toxicology, Clinical Trials, quality of life assessments, post-marketing studies, label expansion studies, regulatory affairs, and further activities related to development of such Collaboration Product to a stage ready for Commercialization thereof. “Develop” and “Developing” shall have their correlative meanings.

1.23“Development Lead” means, in each case except to the extent otherwise provided in this Agreement or otherwise approved by the JSC or the Parties in writing, (i) ImmunityBio, for the ImmunityBio Products, (ii) NantKwest, for the NantKwest Products; and (iii) the Party designated as such by the JSC or the Parties in writing for Combination Products.

1.24“Development Program” means, with respect to a Collaboration Product, the activities by and behalf of both Parties in accordance with a Plan and Budget for Development of the Collaboration Product.

1.25“Enforcing Party” means, with respect to a Patent or Trademark, the Party that controls enforcement and defense of the Patent or Trademark, as determined in accordance with Section 1.95.

1.26“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

1.27“Field” means the discovery, research, development, manufacture, commercialization, use and other exploitation of Collaboration Products, in each case to the extent for Treating SARS-CoV-2 Indications in humans. Any and all other applications are excluded from the Field.

1.28“Financial Exhibit” means Exhibit A.

1.29“GAAP” means then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles, in each case consistently applied.

1.30“GLP” means the then-current good laboratory practice (or similar standards) for the performance of laboratory activities for biological products as are required by any Regulatory Authority in the applicable jurisdiction.

1.31“GMP” means, with respect to a Collaboration Product, the then-current good manufacturing practice (or similar standards) for the manufacture of such Collaboration Product or any portion thereof as are required by the Regulatory Filings and approvals for such Collaboration Product in the applicable jurisdiction, including any IND, MAA or Marketing Approval.

1.32“GMP-In-A Box” means ImmunityBio’s proprietary Manufacturing platform consisting of an automated, closed system for cell culture and expansion (including any improved and modified forms of such Manufacturing platform made during the Term).

1.33“HaNK Product” means NantKwest’s proprietary biological product consisting of its NK-92 natural killer cells modified to express both (i) a high-affinity CD16 receptor and (ii) endoplasmic reticulum-restricted IL-2.

1.34“ImmunityBio Marks” means Trademarks owned and Controlled by ImmunityBio or its Affiliate to the extent that ImmunityBio has approved use of the Trademarks on or for Collaboration Products in the Field under the Collaboration, including any Trademarks owned by ImmunityBio pursuant to Section 1.94.4.

1.35“ImmunityBio Product” means, individually and collectively, either or both an AD5 Vaccine Product or a N-803 Product for the Field.

1.36“IND” means, with respect to the United States, an investigational new drug application filed with the FDA as more fully defined in 21 C.F.R. §312.3 or, with respect to a jurisdiction other than the United States, an equivalent filing with the applicable Regulatory Authority for purposes of obtaining permission to initiate human clinical testing in such jurisdiction.

1.37“Intellectual Property Rights” means any and all (i) Patents; (ii) trade secrets; (iii) Copyrights; (iv) Trademarks; and (iv) other intellectual property and proprietary rights in any jurisdiction anywhere in the world.

1.38“Licensed IB Technology” means any and all Patents and Technology Controlled by ImmunityBio or its Affiliates that: (i) are reasonably necessary to Research, Develop, Manufacture, Commercialize, or otherwise exploit any Collaboration Product in the Field in accordance with a Plan, this Agreement, or the Related Agreements; (ii) are otherwise reasonably necessary to pursue the Collaboration; or (iii) have been used or incorporated by either Party pursuant to a Plan, or in its activities, concerning any Collaboration Product in the Field, whether prior to, on or after the Effective Date. For clarity, all Collaboration Inventions, and Patents for Collaboration Inventions, that are owned by ImmunityBio pursuant to Section 1.94.2 shall be deemed to be included in the Licensed IB Technology.

1.39“Licensed NK Technology” means any and all Patents and Technology Controlled by NantKwest or its Affiliates that: (i) are reasonably necessary to Research, Develop, Manufacture, Commercialize, or otherwise exploit any Collaboration Product in the Field in accordance with a Plan, this Agreement, or the Related Agreements; (ii) are otherwise reasonably necessary to pursue the Collaboration; or (iii) have been used or incorporated by either Party pursuant to a Plan, or in its activities, concerning any Collaboration Product in the Field, whether prior to, on or after the Effective Date. For clarity, all Collaboration Inventions, and Patents for Collaboration Inventions, that are owned by NantKwest pursuant to Section 1.94.1 shall be deemed to be included in the Licensed NK Technology.

1.40“Licensed Technology” means, with respect to the rights and licenses granted by ImmunityBio under this Agreement, the Licensed IB Technology, and with respect to the rights and licenses granted by NantKwest under this Agreement, the Licensed NK Technology.

1.41“Manufacturing” means, with respect to a Collaboration Product, any and all processes and activities conducted for the GLP or GMP manufacture or other GLP or GMP production of such Collaboration Product or component thereof for Research, Development or Commercialization thereof under the Collaboration, including packaging, labeling and quality control and assurance testing, manufacturing process development, formulation development and other activities performed in support of CMC (chemistry, manufacturing and controls, or equivalent) section of an IND. For clarity, Manufacturing shall include establishing, validating and scaling-up facilities for GMP manufacture of such Collaboration Product. “Manufacture” shall have a correlative meaning.

1.42“Manufacturing Party” means the Party with primary responsibility for Manufacturing of a specific Collaboration Product.

1.43“Marketing Approval” means, with respect to a Collaboration Product in a particular jurisdiction, all approvals, licenses, registrations or authorizations necessary for the Commercialization of such Collaboration Product in such jurisdiction. An emergency use approval, or EUA, for a Collaboration Product in the United States (or similar authorization in another jurisdiction) will be considered a Marketing Approval only so long as the EUA is effective.

1.44“MAA” or “Marketing Approval Application” shall mean, with respect to a particular Collaboration Product and jurisdiction, a marketing authorization application (including or comparable to a Biologics License Application (BLA) in the United States as defined under the Act and regulations or guidance documents promulgated thereunder) filed with the requisite Regulatory Authorities in such jurisdiction, and applying for approval to Commercialize such Collaboration Product in such jurisdiction in the Field.

1.45“MSC Product” means NantKwest’s proprietary biological product consisting of an allogeneic population of ex-vivo culture-expanded human mesenchymal stem cells cultured and expanded using GMP-In-A Box used for Treatment. The MSC Product shall also include any improvement, modification, derivative, optimization, or other variation to or of such product described above that is Developed or under Development pursuant to a Plan.

1.46“N-803 Product” means ImmunityBio’s proprietary biological product consisting of the IL-15 superagonist mutant and dimeric IL-15 RαSushi-Fc fusion protein complex known internally as of the Effective Date as “Anktiva” (formerly known as N-803).

1.47“NantKwest Marks” means Trademarks owned and Controlled by NantKwest or its Affiliate to the extent that NantKwest has approved use of the Trademarks on or for Collaboration Products in the Field under the Collaboration, including any Trademarks owned by NantKwest pursuant to Section 1.94.4.

1.48“NantKwest Product” means any CeNK Product, any HaNK Product, or any MSC Product for the Field.

1.49“Partner” means, with respect to a Commercialization Lead, a Third Party to whom such Commercialization Lead has granted rights to market and sell a Collaboration Product on such Third Party’s own behalf (not in the name of the Commercialization Lead). For clarity, Partner does not include a contractor of a Party (e.g., to perform Research, Development or Manufacture on behalf of a Party) as contemplated in Section 1.90.

1.50“Patent” means any and all rights under any of the following: (i) a United States, international, regional or foreign patent, utility model, design registration, certificate of invention, patent of addition or substitution, or other governmental grant for the protection of inventions or industrial designs anywhere in the world, including any reissue, renewal, re-examination or extension thereof; and (ii) any application for any of the foregoing, including any international, provisional, divisional, continuation, continuation-in-part, or continued prosecution application.

1.51“Plan” means, individually, any written plan and budget approved by the JSC for activities directed to Collaboration Products in the Field, such as for Manufacture, Research, Development, or Commercialization thereof; and “Plans” means any and all such plans, collectively.

1.52“Prosecuting Party” means, with respect to a Patent, the Party that has control of the Prosecution and Maintenance of the Patent, as determined in accordance with Section 1.95.

1.53“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Research, Development, Manufacture, Commercialization or other use (including the granting of Marketing Approvals) of any Collaboration Product in the Field in any jurisdiction.

1.54“Regulatory Filing” means any filing or application with any Regulatory Authority with respect to a Collaboration Product, including INDs, BLA’s and MAAs.

1.55“Related Agreements” means (i) the Manufacturing Agreement(s) and (ii) any pharmacovigilance, and clinical safety information exchange and reporting, agreements entered into between the Parties for any Collaboration Product.

1.56“Research” means any and all processes and activities conducted to: (i) research, discover, synthesize, enhance, characterize, or screen a therapeutic in the Field, including genetic engineering, protein modification or optimization, or similar activities, each in an effort to identify potential Collaboration Products in the Field; and (ii) discover, develop, characterize or enhance technologies and tools including assays, screens, software and databases reasonably to support any of the activities described in clause (i) above or to support Development. “Research” and “Researching” shall have their correlative meanings.

1.57“Research Program” means activities by and behalf of both Parties in the Field, in accordance with a Plan and Budget, that are directed toward Research of potential Collaboration Products for Treating SARS-CoV-2 Indications.

1.58“SARS-CoV-2” means a coronavirus that is within the definition of “SARS-CoV-2,” as defined by the International Committee for Taxonomy of Viruses.

1.59“SARS-CoV-2 Antigen” means a SARS-CoV-2 protein that produces a cellular and/or humoral immune response in a human.

1.60“SARS-CoV-2 Indication” means (i) infection of a human with SARS-CoV-2 and (ii) any other human medical condition, state or indication that is caused by SARS-CoV-2 or for which SARS-CoV-2 is a material contributing factor, such as without limitation, COVID-19.

1.61“Technology” means technical information, tangible materials, and technology relating to the subject matter of this Agreement, including (i) techniques, assays, screens, models (including animal models), inventions, methods, data, including toxicological and other Data, analytical and quality control data, Manufacturing information, and results of Research and Development and (ii) research materials, reagents, vectors and compositions of matter.

1.62“Term Sheet” means the binding term sheet entered into between the Parties, titled “Covid Joint Development, Manufacturing and Marketing Agreement between NantKwest, Inc. and ImmunityBio, Inc. Binding Term Sheet,” dated May 22, 2020.

1.63“Third Party” means any party other than ImmunityBio, NantKwest, and their respective Affiliates.

1.64“Trademark” means all trademarks, service marks, trade names, and logos, including trademark and service mark registrations and applications therefor throughout the world; and all goodwill associated with any of the foregoing.

1.65“Treatment” means, with respect to a particular SARS-CoV-2 Indication, the cure, reduction, mitigation, prevention, slowing or halting the progress of, or otherwise managing such SARS-CoV-2 Indication or the symptoms thereof. “Treat” means to provide Treatment.

ARTICLE 2

SCOPE AND GOVERANCE OF THE COLLABORATION

1.66Scope and Conduct of the Collaboration.  Subject to the terms and conditions of this Agreement, ImmunityBio and NantKwest shall each collaborate and use Commercially Reasonable Efforts to Research, Develop, Manufacture and Commercialize Collaboration Products in the Field in accordance with this Agreement, the Related Agreements and the Plans. The JSC shall establish each Plan to provide for a commitment of resources by each Party consistent with such level of effort.

1.67Joint Steering Committee.  Promptly after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) to oversee, coordinate, and govern the Collaboration and all Research, Development, Commercialization and Manufacturing efforts and activities for Collaboration Products in the Field.

1.67.1Responsibilities.  The JSC shall be responsible for overseeing, providing strategic direction to, and making key decisions regarding the Collaboration, including (i) reviewing and approving each Plan and Budget, definition of the specific Collaboration Product(s) that are the subject of each Plan, allocation of resources by each Party, and updates thereto; (ii) reviewing and approving the addition of new (or modification of) Collaboration Products under each Plan and Budget; contents and timing of Regulatory Filings; protocols and statistical analysis plans for all Clinical Trials; investigator brochure(s); Manufacturing and Commercialization forecasts and projections; and definition of co-promotion roles and responsibilities of each Party; and (iv) such other matters as are specifically identified by the JSC itself. Notwithstanding anything to the contrary, the Parties and the JSC shall not discuss or establish pricing for sales to Third Parties.

1.67.2Membership.  The JSC shall have three (3) representatives from each Party (or such other number as the Parties may agree). One member from each Party will be appointed co-chair, and at least one member from each Party shall have relevant decision-making authority. Each Party may replace its members at any time by providing notice to the other. The co-chairs shall coordinate scheduling and agendas, as well as preparation and approval of minutes, for each meeting. Minutes will not be considered definitive unless reviewed and approved by each co-chair (or its designee) in writing. If a JSC member from a Party is unable to attend or participate in a meeting, such Party may designate a substitute.

1.67.3Meetings.  The JSC shall meet at least once each Calendar Quarter or at such other frequency as the Parties agree. Additionally, each Party may call for special meetings of the JSC to resolve particular matters identified by such Party. The JSC co-chairs will be responsible for communicating scheduling to other members. Meetings may be conducted by telephone, videoconference or in person. At its meetings, the JSC shall discuss all matters reasonably requested by either JSC co-chair which, in addition to discussion necessary to effect its responsibilities under Section 1.67.1, may include: (i) coordinating or discussing exchange of Technology and Data resulting from (or as necessary for) the

Collaboration; (ii) strategies and decisions regarding Intellectual Property Rights; and (iii) any activities or issues that may adversely impact progress, costs, profits or other results under the Collaboration. Each Party shall be responsible for its own expenses related to meetings, and no Third Party personnel may attend JSC meetings unless agreed by both Parties.

1.67.4Decision Making.  Decisions of the JSC shall be made by unanimous vote, with each Party having one vote. If either Party in good faith concludes that the JSC is unable to reach consensus on a particular matter, then such Party shall have the right to refer the matter for attempted resolution by escalation as contemplated in Section 1.107. With regard to any issue on which the JSC has been unable to reach consensus, to the extent exigent circumstances require, nothing in this Agreement will preclude either Party from taking reasonable actions and precautions as reasonably necessary to mitigate liability and damages until consensus has been reached, or the issue has otherwise been resolved, in accordance with this Agreement and the Related Agreements. Decisions of the JSC shall be binding upon the Parties only if in writing and signed by an authorized representative of each Party. Notwithstanding anything to the contrary, the JSC shall not have any authority to amend, modify or waive compliance with this Agreement or any Related Agreement.

1.67.5Subcommittees.  From time to time, the JSC may establish subcommittees to oversee particular projects or activities, and such subcommittees will be constituted as the JSC approves (each, a “Subcommittee”). All decisions and recommendations by any Subcommittee shall be non-binding, and for advisory purposes only, except to the extent the decision or recommendation has been approved or adopted by the JSC in writing or the JSC has delegated decision making authority to the Subcommittee in writing. If the JSC has delegated decision making authority to a Subcommittee, then decisions of the Subcommittee shall be made in the same manner (and will only be binding) as is specified for the JSC in Section 1.67.4.

1.67.6Reporting to the JSC.  Each Party, and the Subcommittees, shall keep the JSC reasonably informed of progress and results of activities for which it is responsible under the Collaboration and the Plans.

1.68Plans and Budgets.  In order to establish a Research Program or Development Program, or to define the Commercialization responsibilities of each Party for a Collaboration Product, under the Collaboration, the JSC must approve a Plan and Budget for the Research, Development, or Commercialization activities, as applicable. Except to the extent otherwise determined by the JSC, (i) the initial Plan and Budget for each Research Program and Development Program for a Collaboration Product, and for Commercialization, will define the activities and Budgets of each Party thereunder for the remainder of the then-current Calendar Year; and (ii) on or before October 1 or a later date as agreed by the JSC of each Calendar Year, the JSC will establish a Plan and Budget that defines such responsibilities, activities and Budgets for each Party for the upcoming Calendar Year. The JSC may also review and update each Plan and Budget on a regular basis during each Calendar Year. Except to the extent a cost overrun is approved by the JSC, cost overruns shall be handled in accordance with the Financial Exhibit.

ARTICLE 3

RESEARCH AND DEVELOPMENT

1.69Research and Development Programs.  The JSC may from time to time establish one or more Research Programs or Development Programs directed to the Treatment of SARS-CoV-2 Indications by Collaboration Products in the Field, each by putting in place a Plan and Budget for the particular program as described in Section 1.68. Each Party shall use Commercially Reasonable Efforts to perform and complete the activities allocated to such Party under each such Plan and Budget in a collaborative manner and within the timeframes set forth therein. The Parties anticipate that the Development Lead will be primarily responsible for all activities under a Development Plan and Budget, but in all cases appropriately leveraging the personnel, infrastructure and expertise of (and informing) the other Party. Notwithstanding the foregoing, in the case of the Ad5 Vaccine Product, NantKwest will be primarily responsible for Manufacturing activities outlined in the Plans.

1.70Development Plans and Budgets.  Each Plan and Budget for Development is expected to include a reasonably detailed description of (and Budget for) all Development activities, such as for: (i) IND enabling studies; (ii) Clinical Trials; (iii) Manufacture and preparation of clinical supplies and placebo, including developing, establishing, and scaling-up Manufacturing capabilities for Commercialization; (iv) preparation and submission of MAAs; and (v) any post-approval Clinical Trials (including phase IV Clinical Trials). The Parties will mutually agree on a consistent methodology for allocation of general and administrative expenses (as defined under GAAP) that are attributable to the activities contemplated in each Plan.

1.71Sharing Licensed Technology and Research and Development Results. Subject to the terms of this Agreement, each Party shall make available and disclose to the other Party the Technology included in its respective Licensed Technology (i.e., ImmunityBio shall disclose Technology that is Licensed IB Technology, and NantKwest shall disclose Technology that is Licensed NK Technology) to the extent reasonably necessary for the other Party to perform the activities assigned to such Party under the Plans or as otherwise reasonably requested by a Party to allow better collaboration between the Parties; provided, however, that with respect to tangible materials, the Parties shall exchange such material as determined by the JSC. Upon request, ImmunityBio and NantKwest shall use Commercially Reasonable Efforts to make available and disclose to each other all material Technology conceived, generated or created in the course of the Research and Development of Collaboration Products (and related capabilities, such as Manufacturing development and scale up) as part of the Collaboration, including all inventions that such Party believes may be Patentable, results of in vitro and in vivo studies, assay techniques and new assays, with significant discoveries or advances being communicated as soon as reasonably practical after such Technology is discovered or its significance is appreciated.

1.72Reports; Records.  Upon request, a Party shall prepare and provide to the other Party a written report that summarizes the progress of the Research and Development activities performed by or on behalf of such Party since the last such report. Each Party shall maintain records in sufficient detail as will properly reflect all work done, results achieved, and Development and other costs expended that are to be shared, in the performance of activities arising out of or relating to any Plan and Budget.

ARTICLE 4

COMMERCIALIZATION

1.73Generally; Plans and Budgets.  No later than completion of phase III Clinical Trials for a Collaboration Product in a jurisdiction, the JSC shall establish a Plan and Budget under Section 1.68 for Commercialization activities of one or both Parties for the Collaboration Product in such jurisdiction. Unless otherwise determined by the JSC, such Plans and Budgets will be updated annually in accordance with Section 1.68. Each Party shall use Commercially Reasonable Efforts to perform and complete the activities allocated to such Party under each Commercialization Plan and Budget in a collaborative manner and within the timeframes set forth therein, including to meet any milestones and sales targets and shall otherwise use Commercially Reasonable Efforts to maximize revenue from sales of Collaboration Product. The Parties will cooperate and coordinate in good faith to avoid channel conflict and achieve the most efficient use of Commercialization resources by the Collaboration worldwide, including as determined by the JSC.

1.74Branding.  All Trademarks used on any Collaboration Product, as well as the trade dress, style of packaging and the like, including the names for each Collaboration Product, shall be as approved by the JSC. All use (including placement, size, representation and the like) of Trademarks owned by a Party shall be subject to guidelines established by the JSC consistent with the Parties’ own usage guidelines with respect to such Trademarks. Such guidelines may include among other things the right for the Party owning a particular mark to review all proposed uses prior to the initial usage and any material changes to such usage and reasonable quality control requirements. Each Party may upon reasonable notice to the other revise, replace or discontinue the use of any of its Trademarks.

ARTICLE 5

MANUFACTURING

1.75Manufacturing Responsibility.  NantKwest shall be designated as the Manufacturing Party for NantKwest Products and the Ad5 Vaccine Product. ImmunityBio shall be designated as the Manufacturing Party for ImmunityBio Products other than the Ad5 Vaccine Product. After the Effective Date, the Parties shall use Commercially Reasonable Efforts to document the contemplated activities to be conducted by NantKwest in connection with the direct Manufacturing of the Ad5 Vaccine Product (the “Manufacturing Agreement”).

1.76NantKwest Manufacturing Commitment.  NantKwest shall use Commercially Reasonable Efforts to fulfill requirements for Ad5 Vaccine Product. Under certain circumstances, including taking into account manufacturing demand and capacity, the JSC may mutually agree on a reasonable reduction to NantKwest’s Share of Commercialization Profits and Losses (as defined in the Financial Exhibit) of Ad5 Vaccine Product in the Field. For the avoidance of doubt, ImmunityBio shall have the right to Manufacture the Ad5 Vaccine Product for Research and Development activities in the Field or outside the Field.

1.77Alternate Sources.  As the JSC determines is appropriate based on demand or otherwise to ensure uninterrupted Manufacture and supply of each Collaboration Product, additional sources for Manufacture and supply of Collaboration Products, and for components thereof, may be established, with the ultimate decision-making authority on such matters to be ImmunityBio for the ImmunityBio Products and NantKwest for the NantKwest Products.

1.78Manufacturing Technology Transfer. NantKwest will reasonably cooperate with ImmunityBio for technology transfer of the Ad5 Vaccine Product to one or more contract manufacturers. In the case of technology transfer required for production of the Ad5 Vaccine Product for use in the Field, the costs of such activities shall be shared in accordance with the cost sharing provisions of this Agreement. In the case of technology transfer required for production of the Ad5 Vaccine Product for all uses outside the Field, ImmunityBio will be solely responsible for the reasonable costs of the technology transfer.

ARTICLE 6

REGULATORY MATTERS; INSURANCE

1.79Regulatory Matters.

1.79.1Oversight by JSC.  Without limiting the obligations of either Party under this Agreement or any Related Agreement, the Development, Manufacturing and Commercialization activities of the Parties involving Regulatory Filings and Regulatory Authorities, including the contents and subject matter of, and strategy for, any IND, MAA and the other matters described in this 0, shall be subject to oversight by the JSC as the JSC determines is appropriate.

1.79.2Communication with Regulatory Authorities.

(a)Development Lead Responsibilities.  Subject to oversight by the JSC and the other terms of this Agreement and the Related Agreements, the Development Lead for a Collaboration Product in a jurisdiction shall control and lead all communications and Regulatory Filings with Regulatory Authorities in that jurisdiction for that Collaboration Product, including correspondence submitted to or received from Regulatory Authorities related to Clinical Trial design, labeling, labeling changes or expansions, or other post-Marketing Approval efforts.

(b)Manufacturing Party Responsibilities.  If the Manufacturing Party and Development Lead for a Collaboration Product in a jurisdiction are not the same Party, the Manufacturing Party shall use Commercially Reasonable Efforts to enable and support the Development Lead’s efforts to prepare and submit IND’s, MAA’s, other Regulatory Filings and obtain Regulatory Approvals for Collaboration Products in the Field in such jurisdictions. All communication by the Manufacturing Party with Regulatory Authorities shall be through the Development Lead in accordance with Section 1.79.2(a); except to the extent otherwise approved by the Development Lead or JSC (e.g., to the extent direct communications between the Manufacturing Party and Regulatory Authorities are reasonably necessary, such as audit by Regulatory Authorities of Manufacturing Party facilities) and subject to Section 1.79.2(c).

(c)The Party communicating with Regulatory Authorities under the Collaboration shall provide the other Party with (i) copies of all Regulatory Filings and correspondence for the Collaboration Product with Regulatory Authorities, to the extent requested by such other Party or in accordance with guidelines otherwise established by the JSC. Where the Manufacturing Party is not the Development Lead, the Development Lead shall have the right to be present during all direct communications between the Manufacturing Party and Regulatory Authorities.

1.79.3Clinical Safety Reporting; Pharmacovigilance.  The Parties shall establish reasonable processes and procedures for tracking, reporting, and otherwise addressing adverse events and reactions, safety issues, IND safety reports and similar obligation that each Party may have to any Regulatory Authority or otherwise under applicable law relating to any Collaboration Product. Such operating procedures and any material revisions to them, shall be reasonably coordinated between the Parties across jurisdictions.

1.79.4Other Cooperation.  In addition to cooperation between the Parties as described in this Section 1.79, each Party agrees to make its personnel reasonably available, upon reasonable notice from the other Party, at their respective places of employment to consult with the other Party on issues arising out of or related to the Collaboration, any activities contemplated in this Section 1.79 or any other reasonable matter involving a Collaboration Product; including to respond to any request from any Regulatory Authority; to discuss any regulatory, scientific, technical and clinical testing issues; or otherwise.

1.80Other Sharing of Data and Regulatory Filings.  From time to time, or upon reasonable request, each Party shall provide a copy to the other Party of all previously undisclosed Data and Regulatory Filings relating to the Collaboration Products that are in its possession or control, provided that the Party providing such material shall have the right to redact any proprietary information that is not its (or the other Party’s) Licensed Technology reasonably necessary for the other Party to fulfill its obligations under the Plans, for the Manufacturing Party to Manufacture a Collaboration Product in accordance with applicable law, or either Party to Develop or Commercialize Collaboration Products in accordance with this Agreement, the Related Agreements and the Plans. Without limiting the foregoing, each Party shall have the right to access, use and reference the other Party’s Data and reference the other Party’s Regulatory Filings for purposes of Development, Manufacture and Commercialization of Collaboration Products in the Field in accordance with this Agreement, the Related Agreements, and the Plans, including the right to file such items with Regulatory Authorities in other jurisdictions for which the other Party is the Development Lead. In all agreements with Third Parties or Affiliates involving such Data or Regulatory Filings, ImmunityBio and NantKwest, respectively, shall use Commercially Reasonable Efforts to require that such Third Parties and Affiliates to provide the other Party with access to Data and Regulatory Filings and cooperation consistent with the foregoing.

1.81Insurance.  Each Party shall obtain and maintain, during the Term and for six (6) years thereafter, comprehensive general liability insurance, including products liability insurance and coverage for Clinical Trials and Collaboration Products Manufactured or Commercialized by such Party under this Agreement or a Related Agreement, with reputable and financially secure insurance carriers, with the other Party named as an additional insured, as applicable. Such liability insurance shall be maintained on an occurrence basis to provide such protection after expiration or termination of the policy itself and/or this Agreement. Each Party shall furnish to the other Party on request certificates issued by the insurance company setting forth the amount of the liability insurance and a provision that the other Party shall receive thirty (30) days advance written notice prior to termination or material reduction to the level of coverage.

ARTICLE 7

EXCLUSIVITY AND COST AND PROFIT SHARE

1.82Exclusivity of Efforts.  Except for the Research, Development, Manufacture and Commercialization of Collaboration Products in the Field pursuant to this Agreement, the Plans and the Related Agreements, each Party agrees on behalf of itself and its Affiliates (i) not to conduct, participate in or sponsor, directly or indirectly, any Research, Development, Manufacture, Commercialization, or other activities for Collaboration Products within the Field or (ii) appoint, license or otherwise authorize any Third Party that it knows or reasonably should have known (without any duty to investigate) is conducting or intends to conduct any such activities within the Field, whether pursuant to such license, appointment, authorization or otherwise.

1.83Sharing of Costs and Profits.  From and after the Effective Date, subject to the terms and conditions of this Agreement and in accordance with the Financial Exhibit, the Parties shall (i) account for and share costs and expenses incurred, and revenues earned, that are associated with the Research, Development, Manufacture and Commercialization of Collaboration Products; and (ii) share the Commercialization Profits and Losses (as defined in the Financial Exhibit).

1.84Payments.  All amounts referenced herein are in United States dollars. All payments under this Agreement shall be made in United States dollars by wire transfer to a bank and account designated by the Party receiving such payment.

1.85Taxes. Each Party shall bear and, subject to the terms in this Section 7.4, pay any and all taxes, duties, levies, and other similar charges (and any related interest and penalties), however designated, levied, based or imposed on that Party as a result of any payment to the other Party or as a result of any transaction pursuant to this Agreement or a Related Agreement. In the event that a Party is required to withhold and remit any tax to the revenue or tax authorities in any country regarding any payment payable to other Party, or any transaction under this Agreement or a Related Agreement, due to the laws of such country, the paying Party shall (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper taxing authority, and (iii) provide proof of payment of such taxes for purposes of the cost and profit sharing calculations under the Financial Exhibit.

ARTICLE 8

LICENSE GRANTS

1.86Research and Development Licenses for Collaboration Products

1.86.1To ImmunityBio.  NantKwest hereby grants, and shall grant, to ImmunityBio a non‑exclusive worldwide license to make, use and otherwise exploit the subject matter within the Licensed NK Technology and the Collaboration IP to conduct activities assigned to ImmunityBio, in each case solely within the Field: (i) under a Research Program in accordance with a Research Plan and Budget; and (ii) to Develop and Manufacture Collaboration Products in accordance with a Development Plan and Budget.

1.86.2To NantKwest.  ImmunityBio hereby grants, and shall grant, to NantKwest a non‑exclusive worldwide license to make, use and otherwise exploit subject matter within the Licensed IB Technology and Collaboration IP to conduct activities assigned to NantKwest, in each case solely within the Field (i) under a Research Program in accordance with a Research Plan and Budget; and (ii) to Develop and Manufacture Collaboration Products in accordance with a Development Plan and Budget.

1.86.3The licenses granted under this Section 8.1 include the right to Manufacture Collaboration Products under the Plans and Budgets for Research and Development, to the extent the licensee under this Section 8.1 is the Manufacturing Party or otherwise responsible for the Manufacturing activities under the applicable Plan. No Manufacturing rights are granted under this Section 8.1 for general Commercialization of Collaboration Products for which Marketing Approval has been obtained. The exercise of rights under this Section 8.1 for a Development Program are subject to the control of the Development Lead, as contemplated in Section 1.79.2(a).

1.87Commercial Licenses.

1.87.1Production Manufacturing.  Subject to the terms and conditions of this Agreement, the Related Agreements, and the Plans, each Party hereby grants to the other Party a non-exclusive worldwide license under the Licensed Technology and Collaboration IP, to the extent such other Party is authorized in this Agreement, a Related Agreement or by the JSC in writing, to Manufacture Collaboration Products for Commercialization of the Collaboration Products by the Parties in accordance with this Agreement, the Related Agreement and the Plans.

1.87.2Commercialization.

(a)Commercialization by NantKwest.  Subject to the terms and conditions of this Agreement, the Related Agreements, and the Plans, ImmunityBio hereby grants to NantKwest a co-exclusive, worldwide license under the Licensed IB Technology to use, sell, offer for sale, import and otherwise Commercialize Collaboration Products, in each case solely in the Field in accordance with a Plan for such Commercialization.

(b)Commercialization by ImmunityBio.  Subject to the terms and conditions of this Agreement, the Related Agreements, and the Plans, NantKwest hereby grants to ImmunityBio a co-exclusive, worldwide license under the Licensed NK Technology to use, sell, offer for sale, import and otherwise Commercialize Collaboration Products, in each case solely in the Field in accordance with a Plan for such Commercialization.

(i)Commercialization Lead.  With respect to each Collaboration Product, NantKwest will have primary responsibility to control the Commercialization of the NantKwest Products and ImmunityBio shall have primary responsibility to control the Commercialization of the ImmunityBio Products, each taking into account the skill, expertise, and capabilities of the other Party (each of NantKwest and ImmunityBio referred to herein as the “Commercialization Lead” in accordance with the above). The other Party may have co-promotion rights, all as determined by the JSC and set forth in a Plan and Budget for Commercialization for that Collaboration Product and jurisdiction.

(ii)Sublicenses.  Without limiting the right to use contractors as described in this Agreement, the respective licenses granted to NantKwest and ImmunityBio herein shall include the right to grant and authorize sublicenses within the scope of the license so granted solely to the extent expressly approved by the JSC; and any attempt to otherwise grant or authorize any sublicense shall be null and void.

1.88Rights Outside the Collaboration.

1.88.1For ImmunityBio Products.

(a)Grant.  Subject to the terms and conditions of this Agreement and the Related Agreements, including the restrictions set forth in 0.1, NantKwest hereby grants and shall grant to ImmunityBio a non-exclusive (except as set forth in Section 8.3.1(b)) worldwide, royalty-free, fully paid license, including the right to grant and authorize sublicenses, under all Collaboration IP, and other Licensed NK Technology (excluding Patents) actually disclosed by Nantkwest to ImmunityBio for purposes of the Collaboration to: (i) make, have made, use, sell, offer for sale, import and otherwise Research, Manufacture, Develop, and Commercialize the ImmunityBio Products outside of the Field; and (ii) reproduce, distribute, create derivatives of, use, and disclose (subject to reasonably confidentiality restrictions no less protective than the terms of this Agreement) the Data and non-Patent Technology licensed to ImmunityBio under this Section 8.3.1 in order to exercise its rights under clause (i) above.

(b)Limitations.  Notwithstanding anything to the contrary, no rights or licenses are granted to ImmunityBio under this Section 8.3.1 under any Patents beyond those Patents jointly owned by the Parties pursuant to Section 9.1.3.

1.88.2For NantKwest Products.

(a)Grant.  Subject to the terms and conditions of this Agreement and the Related Agreements, including the restrictions set forth in 0.1, ImmunityBio hereby grants and shall grant to NantKwest a non-exclusive (except as set forth in Section 8.3.2(b)) worldwide, royalty-free, fully paid license, including the right to grant and authorize sublicenses, under all Collaboration IP, and other Licensed IB Technology (excluding Patents) actually disclosed by ImmunityBio to NantKwest for purposes of the Collaboration to: (i) make, have made, use, sell, offer for sale, import and otherwise Research, Manufacture, Develop, and Commercialize the NantKwest Products outside of the Field; and (ii) reproduce, distribute, create derivatives of, use, and disclose (subject to reasonably confidentiality restrictions no less protective than the terms of this Agreement) the Data and non-Patent Technology licensed to NantKwest under this Section 8.3.2 in order to exercise its rights under clause (i) above.

(b)Limitations.  Notwithstanding anything to the contrary, no rights or licenses are granted to NantKwest under this Section 8.3.2 under any Patents beyond those Patents jointly owned by the Parties pursuant to Section 9.1.3.

1.88.3Other.  Subject to the confidentiality obligations set forth in Article 10, nothing herein shall (i) prevent NantKwest from using information generated in the Collaboration for Research, Development, Manufacture, or Commercialization of NantKwest products outside the Field (i.e., for indications other than SARS-CoV-2 Indications); (ii) prevent ImmunityBio from using information generated in the Collaboration for Research, Development, Manufacturer, or Commercialization of ImmunityBio products outside the Field (i.e., for indications other than SARS-CoV-2 Indications); or (iii) prevent either Party from using such information for general technology development purposes (i.e., to develop tools and technology that have general applicability and are not directed predominantly to activities in the Field).

1.89Third Party Technology.

1.89.1Nothing in this Agreement shall restrict either Party from incorporating into any Collaboration Product, or using for any Research, Development, Manufacture or Commercialization of any Collaboration Product, any Technology or Patent of a Third Party (and any such costs shall be shared in accordance with the Financial Exhibit).

1.89.2If a Party believes that a license to or acquisition of rights under Third Party Intellectual Property Rights are reasonably necessary to Research, Develop, Manufacture or Commercialize a Collaboration Product, then it shall inform the JSC prior to entering into a license or other agreement with such Third Party regarding such Intellectual Property Rights (a “Third Party License”).

1.89.3Defense and Settlement of Third Party Claims.  If a Third Party asserts that a Patent or other Intellectual Property Right owned or controlled by it is infringed by a Party as a result of such Party’s involvement in the Manufacture, Research, Development, use, sale, importation, or other Commercialization of any Collaboration Product in accordance with this Agreement, the Related Agreements, and the Plans, then such Party shall have the right, but not the obligation, to defend against any such assertions. In the event that a Party elects to defend against any such Third Party claims in accordance with this Section 8.4.3, such Party shall have the exclusive right to control the defense and settlement of the Third Party claims and to elect to settle such claims. The Parties shall cooperate and reasonably assist each other in any such litigation as reasonably requested without expense to the requesting Party. Each Party may join any defense brought by the other Party and settlement pursuant to this Section 8.4.3, with its own counsel. Such costs of defense by a Party shall be included in the cost share under the Collaboration, unless otherwise determined by the JSC in writing. Neither Party shall unreasonably withhold, delay, or condition consent to any settlement or to the entry of any judgment in any such case against the other Party.

1.90Use of Contractors.  Upon notice to the other Party, ImmunityBio and NantKwest shall each have the right to use the services of Third Party contractors, including contract research organizations, contract manufacturing organizations, contract sales forces and the like, to assist such Party in fulfilling its obligations and exercising its rights under this Agreement, provided that such Third Party is bound by a written agreement that is consistent with terms of this Agreement, the Related Agreements, and the Plans. No approval of the other Party shall be required.

1.91Trademark Licenses.

1.91.1To NantKwest.  Subject to the terms and conditions of this Agreement, ImmunityBio hereby grants to NantKwest a non-exclusive license to use the Immunitybio Marks, for a Collaboration Product, to the extent reasonably necessary for NantKwest to perform its responsibilities in Manufacturing and Commercializing such Collaboration Product within the Field in accordance with a Commercialization Plan and Budget approved by the JSC for such activities. The license granted to NantKwest pursuant to this Section 8.6.1 does not include the right to grant or authorize sublicenses except to Partners that have been approved by the JSC (and subject to any guidelines and requirements of ImmunityBio applicable to the Trademarks). The ownership and all goodwill from the use of the Immunitybio Marks shall vest in and inure solely to the benefit of Immunitybio. NantKwest agrees that at no time during or after the Term will it challenge, assist others to challenge, or attempt to register any Trademarks confusingly similar to any Immunitybio Mark.

1.91.2To ImmunityBio.  Subject to the terms and conditions of this Agreement, NantKwest hereby grants to ImmunityBio a non-exclusive license to use the NantKwest Marks, for a Collaboration Product, to the extent reasonably necessary for ImmunityBio to perform its responsibilities in Manufacturing and Commercializing such Collaboration Product within the Field in accordance with a Commercialization Plan and Budget approved by the JSC for such activities. The license granted to ImmunityBio pursuant to this Section 8.6.2 does not include the right to grant or authorize sublicenses except to Partners that have been approved by the JSC (and subject to any guidelines and requirements of NantKwest applicable to the Trademarks). The ownership and all goodwill from the use of the NantKwest Marks shall vest in and inure solely to the benefit of NantKwest. ImmunityBio agrees that at no time during or after the Term will it challenge, assist others to challenge, or attempt to register any Trademarks confusingly similar to any NantKwest Mark.

1.91.3Recordation.  In those jurisdictions in which a Trademark license must be recorded, the Commercialization Lead in that jurisdiction shall be responsible for recording the Trademark licenses granted by each Party to the other under this Section 8.6, and each Party shall reasonably cooperate with the other in the preparation, execution, and filing of such documents.

1.92No Implied Licenses.  Each Party acknowledges that the rights and licenses granted under this Article 8 and elsewhere in this Agreement are limited to the scope expressly granted, and all other rights to each Party’s respective Licensed Technology and other Intellectual Property Rights are expressly reserved to the Party owning the Intellectual Property Rights.

1.93Retained Rights.  For clarity, where an exclusive or co-exclusive license under Licensed Technology of a Party is granted to the other Party under this Agreement for a particular purpose, the Party granting such license retains all of its rights to its Licensed Technology for all purposes not expressly licensed or precluded. Accordingly, the licenses granted herein shall not prevent the granting Party from performing activities outside of the Field that do not otherwise violate the terms and conditions of this Agreement.

ARTICLE 9

INTELLECTUAL PROPERTY

1.94Inventorship. Inventorship and authorship of any invention or work of authorship shall follow the rules of the U.S. Patent and Trademark Office and the laws of the United States (without reference to any conflict of law principles). Notwithstanding the terms in this Section 9.1:

1.94.1Collaboration IP Solely Owned by NantKwest.  NantKwest shall own exclusive title to Collaboration Inventions, and Patents that claim only Collaboration Inventions, in each case that relate to a NantKwest Product (or any underlying platform technology) or to any Manufacture, Research, Development, or Commercialization of a NantKwest Product, provided that such Collaboration Invention does not relate to any ImmunityBio Product or to any Manufacture, Research, Development, or Commercialization of any ImmunityBio Product.

1.94.2Collaboration IP Solely Owned by ImmunityBio.  ImmunityBio shall own exclusive title to Collaboration Inventions, and Patents that claim only Collaboration Inventions, in each case that relate to an ImmunityBio Product (or any underlying platform technology), or any Manufacture, Research, Development, or Commercialization of an ImmunityBio Product, provided that such Collaboration Invention does not relate to any NantKwest Product, or to any Manufacture, Research, Development, or Commercialization of a NantKwest Product.

1.94.3Collaboration IP Jointly Owned by the Parties.  ImmunityBio and NantKwest shall jointly own title to Collaboration Inventions, and Patents that claim only Collaboration Inventions, that are not solely owned by a Party under Sections 9.1.1 or 9.1.2. Under no circumstances shall this Section 9.1 assign to a Party title to any invention or Patent that claims any invention that was conceived prior to the Effective Date or otherwise outside of the Collaboration.

1.94.4Trademarks.  Each Party shall retain exclusive title to the Trademarks that it owns and establishes, in whole or in part, outside the Collaboration, as well as all goodwill associated with such Trademarks. Subject to the foregoing, ImmunityBio shall exclusively own title to any and all Trademarks used on or for any ImmunityBio Product (and the associated goodwill), and NantKwest shall exclusively own title to any and all Trademarks used on or for any NantKwest Product (and the associated goodwill).

1.94.5Assignments.  The assignments necessary to accomplish ownership of Collaboration Inventions, Patents that claim only Collaboration Inventions, Trademarks (and associated goodwill) as set forth in this Section 9.1 are hereby made, and shall be made, and each Party shall execute such further documents as may be reasonably necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Section 9.1 and perfect and record such assignments in all jurisdictions and under all treaties worldwide. For clarity, each Party hereby assigns, and shall assign, to the other Party a joint ownership interest in and to all Collaboration Inventions, and Patents that claim only Collaboration Inventions, that are not solely owned by a Party under Section 9.1.1 or 9.1.2. Subject to the terms of this Agreement and the Related Agreements, neither Party shall have any obligation to account to the other Party for profits or to obtain any approval of the other Party to license or otherwise exploit jointly owned Patents or trade secrets. Each Party hereby waives any such right for accounting or approval it may have under applicable laws in any country.

1.95Prosecution, Maintenance, and Enforcement

1.95.1General.  Except as otherwise expressly provided in this Section 9.2 or approved by the JSC, each Party shall have the exclusive right to enforce, defend, prosecute and maintain all Patents and Trademarks that are solely owned by such Party. For purposes of this Section 9.2, (i) Patents that are Controlled by a Party pursuant to an in-bound exclusive license to such Party, to the extent providing such Party with the right to enforce, defend, prosecute and maintain the Patent, will be governed by this Section 9.2 as if solely owned by such Party; and (ii) Patents that are jointly owned by the Parties (“Joint Patents”) shall be enforced, defended, prosecuted and maintained, as agreed by the Parties or determined by the JSC.

1.95.2Prosecution and Maintenance.

(a)The Prosecuting Party shall, at its sole cost and expense (i.e., not subject to the cost and profit sharing under the Collaboration as described in the Financial Exhibit), use Commercially Reasonable Efforts to prosecute and maintain the Patents in the Licensed Technology and Collaboration IP that are solely owned by such Party or jointly owned with the other Party (including any Joint Patents) in order to obtain reasonable Patent protection for the Collaboration Products (and in the case of Joint Patents, for the inventions described in the applicable Patent), and the Research, Development, Manufacture, use and Commercialization thereof, in all jurisdictions, including without limitation filing Patent applications for material inventions arising out of the Collaboration, timely payment of all fees, timely responses to office actions, and the like. The Prosecuting Party shall reasonably consider (and reasonably take into account for Joint Patents) the other Party’s comments in such prosecution and maintenance and use Commercially Reasonable Efforts to keep such other Party informed of material activities, and shall give the non-prosecuting Party a reasonable opportunity to provide comments on such prosecution and maintenance efforts, for Joint Patents.

(b)Joint Patents.  If the Prosecuting Party desires to discontinue prosecution and maintenance of a Joint Patent, and if the other Party is willing to take control of the prosecution and maintenance, at its sole cost and expense, then such other Party shall become the sole owner of the Joint Patent.

1.95.3Defense and Enforcement.

(a)The Enforcing Party shall, at its sole cost and expense (i.e., not subject to the cost and profit sharing under the Collaboration as described in the Financial Exhibit, but subject to any agreement of the Parties pursuant to Section 9.2.3(b)), use Commercially Reasonable Efforts to enforce against infringements in the Field by a Third Party in any jurisdiction, and to defend, the Patents in the Licensed Technology or Collaboration IP, that are solely owned by such Party or jointly owned by the Parties to the extent (i) the infringement (or challenge to the Patent) is having (or is reasonably expected to have) a material adverse impact on the profits, exclusivity, or marketing for Collaboration Products under the Collaboration, (ii) the enforcement or defense is reasonably expected to remedy the issue, and (iii) the expected benefit of the defense or enforcement reasonably justifies the expected cost. The non-enforcing Party shall provide the Enforcing Party with reasonable assistance and cooperation in connection with the Enforcing Party’s efforts to terminate any infringement in the Field, at the non-enforcing Party’s own expense, including joining such actions as a party plaintiff and taking such other actions as are required to bring, maintain or pursue such action. Without limiting the foregoing, the Enforcing Party shall have the right to join the non-enforcing Party as a party plaintiff. The Enforcing Party shall exclusively control the action and the settlement of the action, provided that it will consider in good faith the feedback and input of the non-enforcing Party. Subject to the control of the Enforcing Party, the non-enforcing Party shall have the right to participate in any action contemplated in this Section 9.2.3 to terminate an infringement in the Field with its own counsel, at its own expense. Any recovery in an action or settlement shall be reduced by the out of pocket costs and expenses of the Enforcing Party incurred in pursuing the action, and costs and expenses incurred by the non-enforcing Party that the Enforcing Party has agreed in writing to reimburse. Except to the extent otherwise agreed pursuant to Section 9.2.3(b) for Joint Patents, the Enforcing Party shall retain one hundred percent (100%) of the remainder of the recovery.

(b)Within one (1) year of filing an application for a Joint Patent in any jurisdiction (including PCT applications), the Parties will agree upon a joint defense and enforcement strategy and allocation of responsibility for the Joint Patent, which may include an allocation of responsibility for defense and enforcement among the Parties in different fields, based upon the relevance of the Joint Patents to each Party’s business. The Enforcing Party, for purposes of Section 9.2.3(a), will be determined by such joint strategy. Additionally, the strategy may set forth an allocation of Recoveries (as defined in the Financial Exhibit) that is different than that set forth in Section 9.2.3(a) and may otherwise modify the terms of Section 9.2.3(a) as may be appropriate or desirable for the particular Joint Patent.

ARTICLE 10

CONFIDENTIALITY

1.96Non-Use; Non-Disclosure.  Except to the extent expressly authorized in this Agreement, a Related Agreement, or a Plan, or otherwise agreed by the Parties in writing, the Parties agree that each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose or use for any purpose any Confidential Information furnished to it by the other Party (the “Disclosing Party”) related to this Agreement, a Related Agreement or the Collaboration, whether furnished before, on or after the Effective Date, including Confidential Information exchanged in connection with the Term Sheet.

1.97Authorized Use and Disclosure.  Except as otherwise expressly provided in this Agreement, a Related Agreement, or a Plan, each Party may use and disclose Confidential Information of the other Party as follows: (i) under appropriate confidentiality restrictions substantially equivalent to those in this Agreement: (a) reasonably in connection with the performance of its obligations or exercise of its rights under this Agreement or a Related Agreement, including the right to grant licenses or sublicenses to the extent permitted hereunder, (b) to the extent such disclosure is reasonably necessary or useful in conducting preclinical trials or Clinical Trials under this Agreement as part of the Collaboration or (c) in complying with the terms of agreements with Third Parties existing as of the Effective Date or entered into thereafter pursuant to Section8.4; (ii) to the extent such disclosure is reasonably necessary in filing or prosecuting Patent, Copyright and Trademark applications in accordance with this Agreement or the IP Agreement; prosecuting or defending litigation related to this Agreement, a Related Agreement, or the Collaboration; complying with applicable governmental regulations with respect to performance under this Agreement, a Related Agreement, or any Plan; obtaining regulatory approval or fulfilling post-approval regulatory obligations for Collaboration Products; or otherwise required by law, provided, however, that if a Party is required by law to make any disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, (excluding circumstances where not reasonably possible), will use reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed; (iii) in communication with investors and advisors (including financial advisors, lawyers and accountants) on a need to know basis, in each case under conditions which reasonably ensure the confidentiality of the information, or (iv) to the extent mutually agreed to by the Parties.

1.98Publicity

1.98.1Confidential Terms.  Each Party shall treat the terms and conditions of this Agreement and the Related Agreements as the Confidential Information of the other. Notwithstanding the foregoing, each Party may disclose the terms and conditions of this Agreement and the Related Agreements without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or a Related Agreement or rights under this Agreement or a Related Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the US Securities and Exchange Commission (“SEC”). In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC in connection with any required filing with the SEC of this Agreement or a Related Agreement, the Parties shall consult with one another concerning which terms of this Agreement and the Related Agreements shall be requested to be redacted. Neither Party shall issue any press release regarding this Agreement without the prior written consent of the other Party; provided that the Parties shall cooperate reasonably to issue a press release promptly upon signing this Agreement.

1.98.2Publications.  Any manuscript or other document describing scientific or other results pertaining to the Collaboration or any Collaboration Product that either Party desires to publish or publicly disclose shall be subject to the prior review of the other Party at least thirty (30) days prior to submission and publication. If such manuscript or document contains Confidential Information of the other Party, the publishing Party agrees to remove such information from the proposed publication or disclosure to the extent requested by such other Party. Further, if the non-publishing Party believes that the publication or disclosure may unduly adversely impact such Party, the ability of either Party to seek or obtain Patent protection, or otherwise be harmful to the Collaboration or such Party’s other products, then upon request within such thirty (30) day period the results shall not be so published or disclosed until the matter is resolved. If the matter cannot be resolved between the Parties by mutual agreement, it shall be resolved in accordance with Article 13 below.

Neither Party will unreasonably withhold, condition or delay approval of a publication or disclosure and approval shall not be required for disclosures required by law. Failure of the non-publishing Party to respond during such thirty (30) day period to a proposed publication or disclosure shall be deemed an approval.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

1.99Representations, Warranties and Covenants.  Each Party hereby represents, warrants and covenants to the other as follows:

1.99.1It is duly organized and validly existing under the laws of its jurisdiction of incorporation and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform its obligations under this Agreement and the Related Agreements (when executed).

1.99.2This Agreement and the Related Agreements (when executed) are a legal and valid obligation binding upon such Party and enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the Related Agreements (when executed) by such Party do not and will not conflict with any other agreement, instrument or understanding, oral or written, by which it is bound, nor to its knowledge violate any law.

1.99.3To its knowledge, other than Marketing Approvals for the Collaboration Products, no government authorization, consent, approval, license, exemption, filing or registration with any court or other governmental authority is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any Related Agreement, or for the performance by it of its obligations under this Agreement or a Related Agreement.

1.99.4It and its Affiliates have not granted as of the Effective Date, and during the Term will not grant, any right, license, exclusivity, or other lien or encumbrance to any Intellectual Property Right that is necessary or useful for any Research, Development, Manufacture or Commercialization of any Collaboration Product in the Field in any jurisdiction which would cause such Intellectual Property Right to not be Controlled by such Party or the Affiliate for purposes of the licenses to the other Party under this Agreement or a Related Agreement; and it and its Affiliates will not, during the Term, encumber any such Intellectual Property Rights with any lien or encumbrance unless the lien or encumbrance is expressly subject to this Agreement and the Related Agreements.

1.99.5Each Party represents and warrants that it has not been debarred or the subject of debarment proceedings by any Regulatory Authority. Neither Party shall knowingly use in connection with the Research, Development, Manufacture or Commercialization under this Agreement or any Related Agreement any employee, consultant or investigator that has been debarred or the subject of debarment proceedings by any Regulatory Authority.

1.100Disclaimer of Warranties.  EXCEPT AS SET FORTH IN THIS ARTICLE 12 OR IN A RELATED AGREEMENT, IMMUNITYBIO AND NANTKWEST EXPRESSLY DISCLAIM ALL REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE COLLABORATION, THE LICENSED IB TECHNOLOGY, LICENSED NK TECHNOLOGY, OR ANY OTHER SUBJECT MATTER RELATING TO THIS AGREEMENT OR A RELATED AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

1.101Indemnification.

1.101.1Based on Fault.

(a)ImmunityBio.  Subject to Sections 11.4 and 11.5, ImmunityBio shall defend, indemnify, and hold NantKwest, its Affiliates, and their respective directors, officers, employees and agents (collectively, “NantKwest Indemnitees”) harmless, at ImmunityBio’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees incurred by any NantKwest Indemnitees until such time as ImmunityBio has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) payable to a Third Party (collectively, “Losses”) arising out of any claim, action, lawsuit, or proceeding (collectively, “Claims”) brought against any NantKwest Indemnitee by such Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of ImmunityBio, or its Affiliates or Partners, (ii) a breach by ImmunityBio of its representations, warranties, or covenants in Section 11.1 or (iii) violations of law by ImmunityBio, or its Affiliates or Partners, in performing activities under the Collaboration (each of (i), (ii), or (iii) a “Fault” of ImmunityBio for purposes of this Section 11.3); but excluding such Losses to the extent they arise from the Fault of NantKwest.

(b)NantKwest.  Subject to Sections 11.4 and 11.5, NantKwest shall defend, indemnify, and hold ImmunityBio, its Affiliates, and their respective directors, officers, employees and agents (collectively, “ImmunityBio Indemnitees”) harmless, at NantKwest’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any ImmunityBio Indemnitees until such time as NantKwest has acknowledged and assumed its indemnification obligation hereunder with respect to a claim) arising out of any Claim brought against any ImmunityBio Indemnitee by such Third Party to the extent such Losses result from (i) the gross negligence or willful misconduct of NantKwest, or its Affiliates or Partners, (ii) a breach by NantKwest of its representations, warranties, or covenants in Section 11.1; or (iii) violation of law by NantKwest, or its Affiliates or Partners, in performing activities under the Collaboration (each of (i), (ii) or (iii), a “Fault” of NantKwest for purposes of this Section 11.3); but excluding such Losses to the extent they arise from the Fault of ImmunityBio.

1.101.2Joint Fault.  If any Losses occur as a result of the joint Fault of NantKwest and ImmunityBio, absent the applicability of Section 11.3.3, liability for such Losses under Sections 11.3.1 shall be apportioned between NantKwest and ImmunityBio according to the percentage of Fault of NantKwest and ImmunityBio. This Section 11.3.2 shall apply even under circumstances where a Third Party bears a percentage of the fault.

1.101.3No Fault.  Any Losses by either Party arising out of any product liability or personal injury Claims brought against either Party’s Indemnitees by a Third Party that result from the use by a Third Party of a Collaboration Product, to the extent such Losses cannot be allocated to a Party pursuant to Section 11.3.1 or 11.3.2, shall be deducted from the applicable ImmunityBio Product Revenues and NantKwest Product Revenues under the Financial Exhibit.

1.102Claim for Indemnification.  Whenever any claim shall arise for indemnification under this Section 11.3, the ImmunityBio Indemnitees or NantKwest Indemnitees entitled to indemnification (the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of the Claim and, when known, the facts constituting the basis for the Claim. The Indemnifying Party shall promptly assume defense of the Claim at its own expense and shall have exclusive control of the defense and settlement of the Claim. The Indemnifying Party shall not be responsible for any cost, expense, or settlement incurred without its prior written consent, not to be unreasonably withheld, delayed or conditioned. In no event shall the Indemnifying Party settle any Claim without the prior written consent of the Indemnified Party if such settlement does not include a release from all liability based upon such Claim. For the avoidance of doubt, except as set forth in Section 11.3.3, any Losses covered by the provisions of this Section 11.3 shall be the sole responsibility of the Indemnifying Party and shall not be shared by the Parties pursuant to this Agreement, including the Financial Exhibit.

1.103Reduction of Indemnity Payments.  Notwithstanding anything in this Section 11.3 to the contrary, an indemnity payment owed by one Party to the other Party pursuant to this Section 11.3 shall be reduced by all amounts actually received by the Indemnified Party under insurance policies in connection with the Claim for which the indemnification is provided (less all deductibles, costs of collection, and other expenses incurred in connection therewith).

ARTICLE 12

TERM AND TERMINATION

1.104Term.  This Agreement will commence upon the Effective Date and, except to the extent earlier terminated pursuant to this Article 12, or as otherwise may be agreed by the Parties in writing, shall continue in full force and effect for a period of five (5) years (together with any renewal thereof, the “Term”). The Term is renewable upon mutual agreement by the Parties for an additional five (5) years. Notwithstanding the expiration of the Term, the terms of this Agreement shall survive with respect to any Collaboration Product that has received Marketing Approval, or for which a Marketing Approval Application has been submitted, at the time of expiration until the later of (i) the expiration, on a jurisdiction by jurisdiction basis, of the Patent covering such Collaboration Product or (ii) ten (10) years after the expiration, on a jurisdiction by jurisdiction basis, of any period of regulatory exclusivity for such Collaboration Product.

1.105Termination.

1.105.1Breach.  In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party specifying such breach in reasonable detail. Subject to Article 13, such notice shall become effective sixty (60) days from receipt thereof by the breaching Party unless: (i) the breaching Party has cured such breach, or (ii) the breaching Party is using Commercially Reasonable Efforts to cure such breach, continues to do so, and does in fact cure such breach within one hundred and eighty (180) days from receipt of such notice.

1.105.2Bankruptcy/Insolvency.  A Party may terminate this Agreement if, at any time, the other Party (i) files in any court or other body of competent jurisdiction a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee for that Party or its assets, (ii) is served with an involuntary bankruptcy or insolvency petition against it, which petition has not been dismissed within sixty (60) days, (iii) is the subject of any dissolution or liquidation proceeding, or (iv) materially fails to pay its debts as they mature.

1.105.3Change of Control.  A Party that undergoes a Change of Control shall provide written notice of the Change of Control to the other Party within ten (10) days after the closing thereof. Such other Party shall have the right to terminate this Agreement upon thirty (30) days written notice to the other as a result of such Change of Control, provided that such notice must not be given more than ninety (90) days after the later to occur of the Change of Control in question and the receipt of such notice.

1.106Effect of Termination.  Except as otherwise provided in this Article 12, all licenses shall terminate upon expiration or termination of this Agreement. In the event of a termination or expiration of this Agreement, the following terms shall apply from and after the date of termination:

1.106.1Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

1.106.2Winding Down of Operations; Transition Matters. For a period of up to six (6) months after termination or expiration of this Agreement, each Party agrees to cooperate reasonably with the other and designee(s) of the other in order to achieve a reasonably smooth, orderly and prompt wind-down and/or transition of Research, Development and Commercialization of each Collaboration Product, including in order to carry out and achieve the effects of termination specified in this Section 12.3. Without limiting the foregoing, the Parties will cooperate reasonably to enable ImmunityBio to establish and have a direct Third Party source of Manufacture and supply for all ImmunityBio Products and associated cell lines and raw materials and to enable NantKwest to establish and have a direct Third Party source of Manufacture and supply for all NantKwest Products and associated cell lines and raw materials. Such cooperation will include transfer of cell lines, reagents and other biological materials as reasonably necessary for such purpose. To the extent a Party will commence or assume any Research, Development, Manufacture or Commercialization of any Collaboration Product that had been handled by the other Party, such other Party will provide reasonable cooperation, support and assistance to reasonably enable such result, including through delivery of know-how, materials and other Technology and proper transition of any ongoing Clinical Trials. The Parties will discuss and determine in good faith whether there should be any compensation by one Party to the other as a result of any capital equipment that may have been purchased under the Collaboration. Without limiting the foregoing, to the extent that this Agreement otherwise terminates or expires, the following shall apply:

(i)All Plans and Budgets will be reasonably wound down and terminated by the Parties in accordance with Section 1.106.1.

(ii)All Regulatory Filings and Marketing Approvals for ImmunityBio Products, if not already owned by ImmunityBio or its designee, shall be promptly transferred by NantKwest, its Affiliates, and Partners to ImmunityBio or its designee (to the extent allowed by law and, if not allowed by law, Nantkwest shall use Commercially Reasonable Efforts to enable ImmunityBio and its designees to leverage and reference such Regulatory Filings and Marketing Approvals to the extent reasonably possible).

(iii)All Regulatory Filings and Marketing Approvals for NantKwest Products, if not already owned by NantKwest or its designee, shall be promptly transferred by ImmunityBio, its Affiliates, and Partners to NantKwest or its designee (to the extent allowed by law and, if not allowed by law, ImmunityBio shall use Commercially Reasonable Efforts to enable NantKwest and its designees to leverage and reference such Regulatory Filings and Marketing Approvals to the extent reasonably possible).

(iv)Each Party, and its Affiliates and Partners shall, no later than the end of the wind-down period contemplated in this Section 12.3.2, return or cause to be returned to the other or, at the option of such other Party destroyed, all Confidential Information of the other in documentary, electronic, or other tangible form, and all substances, compositions, and other material in any medium, delivered or provided by such other Party; as well as all copies and derivatives thereof.

(v)To the extent desired by either Party, the Parties will record termination of Trademark licenses under Section 1.91.3.

(vi)In all cases the Parties will retain safety reporting processes and procedures sufficient to enable each Party to continue, after any termination or expiration of this Agreement, to comply with applicable law.

1.106.3Effect of Termination on Sublicenses.  The Parties will reasonably cooperate and address all agreements with Third Parties that were entered into by a Party or its Affiliate for purposes of the Collaboration, which may include terminating the agreements, using Commercially Reasonable Efforts to transfer them from one Party to the other, paying fees to terminate agreements, or the like; it being agreed that the Parties will equally bear the burden and responsibility of winding down and/or otherwise resolving such third Party agreements so long as the agreement was approved by the JSC when it was entered into by the Party.

1.106.4Survival.  Articles 8 (to the extent payments are due or payable after termination or expiration), 10, 11, 13 and 14 and Sections 6.3, 8.4.3, 8.7, 8.8, 9.2, 11.2, 11.3, 12.3, shall survive expiration or termination of this Agreement for any reason. Except as otherwise provided in this Article 12, all rights and obligations of the Parties under this Agreement shall terminate upon expiration or termination of this Agreement for any reason.

ARTICLE 13

DISPUTE RESOLUTION

1.107Disputes.  Except as otherwise provided herein, any disputes relating to the Collaboration, this Agreement or any Related Agreement shall be first submitted to the JSC for resolution. The JSC will hear the disputed matter and attempt to reach a decision with respect to such disputed matter in as timely a manner as possible, and in all cases within thirty (30) days after the submission by either Party of the disputed matter to the JSC. If the JSC is unable to resolve any dispute within such thirty (30) day period, then each Party may, by written notice to the other, have such dispute referred to the senior management of each Party for attempted resolution by good faith negotiations within ten (10) business days after such notice of escalation is received. If the senior management of the Parties are unable to resolve, then such matter shall be subject to resolution under Section 13.2 and 13.3 (or in accordance with any other applicable dispute resolution procedure that has been established by the JSC).

1.108Arbitration.  Except for disputes, controversies or claims relating to the matters specified in Section 13.3, any dispute, controversy or claim arising under, out of or in connection with this Agreement or a Related Agreement, including any subsequent amendments, or the validity, enforceability, construction, performance or breach of this Agreement or a Related Agreement, which is not resolved under Section 13.1 shall be finally settled by arbitration in accordance with the then current Commercial Arbitration Rules of the JAMS by one (1) arbitrator selected in accordance with such rules. Such arbitration shall be held in Los Angeles County, California, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the Parties to this Agreement and the Related Agreements and may be entered as a final judgment by any court of competent jurisdiction. Each Party shall bear its own costs in connection with the foregoing arbitration, and the fees and costs of the arbitrator and the proceeding shall be shared equally by the Parties.

1.109Provisional Remedies.  Nothing in this Agreement or any Related Agreement shall limit the right of either Party to seek or obtain in any court of competent jurisdiction any equitable or interim relief or provisional remedy, including injunctive relief. Seeking or obtaining such equitable or interim relief or provisional remedy in a court shall not be deemed a waiver of the agreement to arbitrate under Section 13.2. For clarity, any equitable remedies shall be cumulative and not exclusive and are in addition to any other remedies that either Party may have under this Agreement, a Related Agreement or applicable law.

ARTICLE 14

MISCELLANEOUS

1.110Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of California, without reference to conflicts of laws principles.

1.111Assignment.  This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, subject to the right of a Party to terminate under Section 12.2.3 for Change of Control, each Party may assign this Agreement, without the written consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise) and agrees in writing to be bound by the terms and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. Any assignment or transfer in violation of the foregoing shall be void. Subject to the foregoing, the terms and conditions of this Agreement shall be binding on and inure to the benefit of the successors and permitted assigns of the Parties.

1.112Limitation on Liability.  EXCEPT FOR BREACH OF 0, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR WAS OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES.

1.113Notices.  Any notice required or permitted under this Agreement or required by law will be delivered by (as elected by the party giving such notice): (a) hand; (b) postage-prepaid first-class, registered or certified mail, return receipt requested; (c) a prepaid, nationally recognized, courier service; or (d) facsimile or electronic mail, but only if subsequently confirmed by a duplicate delivered by one of options (a), (b), or (c). All notices will be deemed delivered on (a) the date of receipt (or if delivery fails due to some failure by the recipient, the date of tender). Notices to each Party will be directed to the Party’s address and contact information as set forth below; provided that each Party may change its address for notice by providing written notice to the other Party at any time.

If to ImmunityBio,

addressed to:	9920 Jefferson Blvd.
Culver City, CA 90232
Attention: CFO
Telephone: (310) 853-7888

with copy to:	9920 Jefferson Blvd.
Culver City, CA 90232
Attn: General Counsel
Telephone: (310) 853-7888

If to NantKwest,

addressed to:	2040 E. Mariposa Ave.
El Segundo, CA 90245
Attention: President
Telephone: (855) 797-9277

with copy to:	2040 E. Mariposa Ave.
El Segundo, CA 90245
Attn: General Counsel
Telephone: (855) 797-9277

1.114Waiver.  Neither Party shall be considered to have waived or released any of its rights or interests unless the waiver is by such Party in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

1.115Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

1.116Entire Agreement.  This Agreement, including its Exhibits, sets forth the entire agreement and understanding between the Parties with regard to the subject matter hereof and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties concerning such subject matter, including the Term Sheet. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties regarding such subject matter, other than as set forth in this Agreement.

1.117Amendments.  No alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by authorized officers of both Parties.

1.118Relationship of the Parties.  The relationship of ImmunityBio and NantKwest established by this Agreement is that of independent contractors. This Agreement shall not be construed to establish an employment, agency, partnership, or joint venture relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority, to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent or representative for the other Party for any purpose.

1.119Further Assurances.  At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

1.120Force Majeure.  Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, epidemic, pandemic, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure will provide the other Party with reasonable notice of any such event and use Commercially Reasonable Efforts to overcome the difficulties created thereby and resume performance as soon as practicable. If performance is delayed or suspended for a period of more than one hundred eighty (180) days, the Parties and the JSC will consult and determine an equitable solution, including possibly mutual termination of this Agreement.

1.121Third Party Beneficiaries.  All rights, benefits and remedies under this Agreement are solely intended for the benefit of ImmunityBio and NantKwest, and no Third Party shall have any rights or remedies based upon this Agreement.

1.122Interpretation.  The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, as used in this Agreement: (i) the words “include” or “including” mean “including but not limited to” or “including without limitation;” (ii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and similar words refer to this Agreement as a whole (including any Exhibits) and not to any portion of this Agreement; (v) provisions that require that a Party, the Parties or any committee or team hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; and (vi) references to any specific law or article, section or other division thereof shall be deemed to include the then-current amendments thereto or any replacement law thereof.

1.123Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank; the signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written.

immunitybio, Inc.		NantKwest Inc.

By:	/s/ David Sachs	By:	/s/ Steven Yang
	Name: David Sachs		Name: Steven Yang
	Title: Chief Financial Officer		Title: General Counsel